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                                                                     EXHIBIT 4.3

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                          SECOND SUPPLEMENTAL INDENTURE

                           DATED AS OF MARCH 16, 1999

                                       TO

                                    INDENTURE

                           DATED AS OF APRIL 10, 1992

                       -----------------------------------

                                     BETWEEN

                              GREYHOUND LINES, INC.

                                       AND

                 STATE STREET BANK AND TRUST COMPANY, AS TRUSTEE

                       -----------------------------------

                8-1/2% CONVERTIBLE DEBENTURES DUE MARCH 31, 2007

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         SECOND SUPPLEMENTAL INDENTURE, dated as of March 16, 1999 (this "Second
Supplemental Indenture"), between GREYHOUND LINES, INC., a Delaware corporation (the "Company"), and STATE STREET BANK AND TRUST COMPANY, as trustee (the "Trustee").

         WHEREAS, the Company and the Trustee (as successor to Shawmut Bank Connecticut, N.A., formerly The Connecticut National Bank) entered into an Indenture, dated as of April 10, 1992 as supplemented by the First Supplemental Indenture dated as of December 22, 1994 (the "Indenture"), pursuant to which the Company issued its 8-1/2% Convertible Subordinated Debentures due March 31, 2007 (the "Debentures"); and

         WHEREAS, pursuant to Section 1301 of the Indenture, Holders of the Debentures presently have the right prior to Maturity to convert any Debenture or Debentures into shares of Common Stock of the Company at the rate of 80.81 shares of Common Stock for each $1,000 principal amount of Debentures; and

         WHEREAS, pursuant to Section 1306 of the Indenture, in the case of any merger of another person into the Company, the Debentures will be convertible only into the kind and amount of securities, cash and other property receivable in such merger by a holder of the number of shares of Common Stock of the Company into which such Debentures might have been converted immediately prior to such merger; and

         WHEREAS, the Company, Laidlaw Inc., a Canadian corporation ("Laidlaw") and Laidlaw Transit Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Laidlaw ("Acquisition") have entered into the Amended and Restated Agreement and Plan of Merger, dated as of November 5, 1998 (the "Merger Agreement"), pursuant to which Acquisition will be merged with and into the Company, with the Company being the surviving corporation ("Merger"); and

         WHEREAS, upon completion of the Merger, each share of Common Stock of the Company will be converted into the right to receive $6.50 in cash; and

         WHEREAS, the Merger was completed on March 16, 1999; and

         WHEREAS, to establish the conversion rights of a Holder of Debentures following the Merger and in accordance with Section 1306 of the Indenture, the Company has agreed to execute and deliver this Second Supplemental Indenture; and

         WHEREAS, the Company has complied with all the conditions and requirements necessary under the Indenture to effect this Second Supplemental Indenture, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects by the Company;

         NOW, THEREFORE, in consideration of the above premises, the Company and the Trustee agree, for the benefit of the other and for the equal and ratable benefit of the Holders of the Debentures, as follows:

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                                   ARTICLE I

                             AMENDMENT OF INDENTURE

         Section 1.01  Amendment.  The Indenture is hereby amended as follows:

                  (a) Notwithstanding anything to the contrary contained in the Indenture, including Article Thirteen thereof, from and after the date of this Second Supplemental Indenture, a Holder of any Debenture or Debentures shall have the right to receive, upon conversion of such Debenture or Debentures in accordance with the Indenture, an amount in cash equal to $525.27 for each $1,000 principal amount of Debentures so converted.

                                   ARTICLE II

                            MISCELLANEOUS PROVISIONS

         Section 2.01 Terms Defined. For all purposes of this Second Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Second Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

         Section 2.02 Indenture. Except as amended by this Second Supplemental Indenture, the Indenture and the Debentures are in all respects ratified and confirmed and all the terms shall remain in full force and effect. The Trustee has no responsibility for correctness of the recitals of facts herein contained which shall be taken as the statements of the Company, and makes no representations as to the validity or sufficiency of this Second Supplemental Indenture and shall incur no liability or responsibility in respect of the validity thereof.

         Section 2.03 Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

         Section 2.04 Successors. All agreements of the Company in this Second Supplemental Indenture shall bind it successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

         Section 2.05 Multiple Counterparts. The parties may sign multiple counterparts of this Second Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

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                                   SIGNATURES

         IT WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

                                             GREYHOUND LINES, INC.

                                             /s/ Craig R. Lentzsch
                                             -----------------------------
ATTEST:                                      Craig R. Lentzsch, President and
                                             Chief Executive Officer

/s/ Mark E. Southerst
-------------------------------------
Mark E. Southerst, Vice President and
General Counsel and Secretary

                                             STATE STREET BANK AND TRUST
                                             COMPANY, as Trustee

                                             By: /s/ Susan C. Merker
                                             -----------------------------------
ATTEST:                                      Name: Susan C. Merker
                                             Title: Vice President

By: /s/ Elizabeth C. Hammer
    ----------------------------------
Name: Elizabeth C. Hammer
Title: Vice President